--------
 FORM 3
--------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                             OMB APPROVAL
                                                                                          OMB Number          3235-0104
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,               Expires:   September 30, 1998
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)          Estimated average burden
                     of the Investment Company Act of 1940                                hours per response        .05

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Anderson    Terrence       C.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Books-A-Million, Inc. (BAMM)        (Month/Day/Year)
     (Last)     (First)     (Middle)           April 14, 1998            ----------------------------------
       4511 Helton Drive                   ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security        Person to Issuer                 7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
     Florence      Alabama     35630          Person (Voluntary)           X   Director          10% Owner      applicable line)
----------------------------------------                                 -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock, $.01 par value per share             569,680                       D
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock, $.01 par value per share              17,480(1)                    I                       (In trust for children)
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock, $.01 par value per share              17,480(1)                    I                       (In trust for children)
------------------------------------------------------------------------------------------------------------------------------------
                                                       604,640
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
                                                   (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
------------------------------------------------------------------------------------------------------------------------------------
   Director Stock Option
   (right to buy) (2)            4/14/98   4/14/04       Common Stock      10,000       $5.69         D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1)  The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section
     16 or for any other purpose.
(2)  Stock option vested in full on the date of grant and expires upon the sixth anniversary of the date of grant.
                                                                                  /s/ TERRENCE C. ANDERSON             4/21/98
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  **See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.